REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Trustees and Shareholders of E*TRADE Funds
In planning and performing our audits of the financial
Statements five of the nine operating series of E*TRADE
Funds (the "Trust")(including E*TRADE Money Market Fund,
E*TRADE Government Money Market Fund, E*TRADE Municipal
Money Market Fund, E*TRADE California Municipal Money Market
Fund and E*TRADE New York Municipal Money Market Fund) for the year ended September 30, 2004 (on which we have issued our report dated November 22, 2004), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Trust's internal control.
The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.
Our consideration of the Trust's internal control would not Necessarily disclose all matters in internal control that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements due to error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Trust's internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of September 30, 2004. This report is intended solely for the information and use of management and the Trustees of the Trust and the Shareholders of the E*TRADE Money Market Fund, E*TRADE Government Money Market
Fund, E*TRADE Municipal Money Market Fund, E*TRADE California Municipal Money Market Fund and E*TRADE New York Municipal Money Market Fund of E*TRADE Funds, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

New York, New York
November 22, 2004